Exhibit 10.1

Mizuho Corporate Bank, Ltd.

New York Branch
1251 Avenue of the Americas
New York, NY 10020-1104
Tel (212) 282-3000 Fax (212) 282-4250
Telex ATT 420803 Fax (212) 282-4250
March 24, 2008
The Talbots, Inc.
One Talbots Drive
Hingham, Massachusetts 02043
Attention: Edward L. Larsen, Senior Vice President, Finance & CFO
Re: Revolving credit Agreement, dated as of April 17,2003, as amended between The Talbots, Inc., as Borrower, and Mizuho Corporate Bank, Ltd., as Lender (the “Agreement”)
Dear Sirs;
We are in receipt of your letter to us dated March 20, 2008 requesting the extension of the Maturity Date and Revolving Credit Termination Date (as such terms are defined in the Agreement) to April 17, 2010. Unless otherwise defined, all capitalized terms used herein shall have the meanings provided in the Agreement.
We hereby accept and grant such request and accordingly, effective on the date hereof, the date “April 17, 2009” set forth in the definitions of each of the terms “Maturity Date and “Revolving Credit Termination Date” in the Agreement shall be replaced with date “April 10 2010”.
Except as expressly set forth herein, this letter shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the lender under the Agreement, the Note or any other Loan Document and shall not alter, modify amend or in any way affect any of the terms, conditions, obligations, covenants or agreement contained in any of the Agreement, the Note and the other loan Documents all of which are ratified and affirmed in all respects and shall continue in full force and effect.

Very Truly Yours,

/s/ Keiji Takada Keiji Takada
Deputy General Manager